Registration No. 333--_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Mercantile Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	38-3360865
(State or other jurisdiction of of incorporation or organization)	(I.R.S. Employer Identification No.)

310 Leonard Street NW, Grand Rapids, Michigan, 49504

(Address of Principal Executive Offices)         (Zip Code)

Mercantile Bank Corporation Stock Incentive Plan of 2023

(Full title of the plan)

Charles E. Christmas Mercantile Bank Corporation 310 Leonard Street NW, Grand Rapids, Michigan 49504 (616) 406-3000	Copies to: Bradley J. Wyatt Dickinson Wright PLLC 350 S. Main Street, Suite 300 Ann Arbor, Michigan 48104 (734) 623-1905

(Name and address of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Mercantile Bank Corporation (“Mercantile”) incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

1.	Mercantile’s annual report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 3, 2023.

2.

All other reports filed by Mercantile pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in paragraph 1 above (other than portions of these documents not deemed to be filed).

3.

The description of Mercantile's common stock in Item 1 of Mercantile's amended Form 8-A registration statement dated November 23, 2005, filed with the Commission under the Exchange Act on November 23, 2005, including any amendments or reports filed for the purpose of updating the description.

All documents subsequently filed with the Commission by Mercantile pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents.

Any statements contained in this registration statement or in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Indemnification

Sections 561-571 of the Michigan Business Corporation Act, as amended, grant Mercantile broad powers to indemnify any person in connection with legal proceedings brought against that person by reason of their present or past status as an officer or director of Mercantile, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile's best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Michigan Business Corporation Act also gives Mercantile broad powers to indemnify defined persons against expenses and reasonable settlement payments in connection with any action by or in the right of Mercantile, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Mercantile's best interests, except that no indemnification may be made if that person is adjudged to be liable to Mercantile unless and only to the extent the court in which that action was brought determines upon application that, despite the adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any specified person is successful in the defense of any defined legal proceeding, Mercantile is required by the Michigan Business Corporation Act to indemnify him or her against expenses, including attorneys' fees that are actually and reasonably incurred in connection with the proceeding.

Mercantile's Articles of Incorporation provide that it shall indemnify its present and past directors, officers, and such other persons as the Board of Directors may authorize to the full extent permitted by law.

Mercantile's Bylaws contain indemnification provisions concerning third party actions as well as actions in the right of Mercantile. The Bylaws provide that Mercantile shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Mercantile) by reason of the fact that he or she is or was a director or officer of Mercantile or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees), judgments, penalties, fees and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Federal Deposit Insurance Corporation regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Mercantile or its bank subsidiaries to their respective directors or officers otherwise permitted under the Michigan Business Corporation Act or the Michigan Banking Code.

With respect to derivative actions, the Bylaws provide that Mercantile shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Mercantile to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of Mercantile, or while serving as such a director or officer, is or was serving at the request of Mercantile as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Mercantile or its shareholders. No indemnification is provided in the Bylaws in respect of any claim, issue or matter in which such person has been found liable to Mercantile except to the extent that a court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Mercantile pursuant to the provisions discussed above or otherwise, Mercantile has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insurance

The Michigan Business Corporation Act permits Mercantile to purchase insurance on behalf of its directors and officers against liability arising out of their positions with Mercantile (or positions held with another entity at the request of Mercantile), whether or not the liabilities would be within the indemnification provisions described above.

Mercantile’s Articles of Incorporation and Bylaws provides that Mercantile may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability arising out of such service to Mercantile, whether or not Mercantile has the power to indemnify such person.

Under an insurance policy maintained by Mercantile, its directors and officers are insured within the limits and subject to the limitations of the policy, against specified expenses in connection with the defense of specified claims, actions, suits or proceedings, and specified liabilities which might be imposed as a result of claims, actions, suits or proceedings, which may be brought against them by reason of being or having been directors and officers of Mercantile.

Limitation of Director Liability

Section 209(1)(c) of the Michigan Business Corporation Act permits corporations to limit the personal liability of their directors in certain circumstances. However, under the Michigan Business Corporation Act, a corporation may not eliminate or limit a director's liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director for any of the following: (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) a violation of Section 551 of the Michigan Business Corporation Act; and (4) an intentional criminal act.

Mercantile's Articles of Incorporation provide that its directors shall not be personally liable to it or its shareholders for monetary damages for breach of fiduciary duty, except for liability (1) for any breach of the director's duty of loyalty to Mercantile or its shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) for a violation of Section 551(1) of the Michigan Business Corporation Act; or (4) for any transaction from which the director derived any improper personal benefit. Under the Michigan Business Corporation Act, if prior to October 24, 1997 the articles of incorporation of a corporation contained a provision which, subject to exceptions, eliminated liability of a director as Mercantile's does, that provision is considered to eliminate liability of a director to the extent permitted in Section 209(1)(c) of the Michigan Business Corporation Act.

Pursuant to Mercantile's Articles of Incorporation, if the Michigan Business Corporation Act is amended after the date of the Articles of Incorporation to authorize corporate action eliminating or limiting the personal liability of directors, then the liability of a director of Mercantile shall be eliminated or limited to the fullest extent permitted by the Michigan Business Corporation Act, as so amended.

Item 7.	Exemption from Registration Claimed.

Not Applicable

Item 8.	Exhibits.

The following exhibits are filed with this registration statement:

Exhibit Number	Exhibit

4.1	Mercantile’s Articles of Incorporation are incorporated by reference to Exhibit 3.1 of its Form 10-Q for the quarter ended June 30, 2009

4.2	Mercantile’s Amended and Restated By-laws dated as of February 26, 2015 are incorporated by reference to exhibit 3.1 of its Current Report on Form 8-K filed February 26, 2015

5	Opinion of Counsel, Dickinson Wright PLLC

23.1	Consent of BDO USA, LLP

23.2	Consent of Dickinson Wright PLLC is included in exhibit 5

24	Power of Attorney is included on the signature page of the registration statement

99	Mercantile Bank Corporation Stock Incentive Plan of 2023

107	Calculation of Registration Fee

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan on June 12, 2023.

Mercantile Bank Corporation

By:	/s/ Charles E. Christmas
Charles E. Christmas, Executive Vice President, Chief Financial Officer and Treasurer

Each person whose signature appears below constitutes and appoints Robert B. Kaminski, Jr. and Charles E. Christmas, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 12, 2023.

/s/ Robert B. Kaminski, Jr.	/s/ David M. Cassard
Robert B. Kaminski, Jr., President and Chief Executive Officer (principal executive officer)	David M. Cassard, Director

/s/ Michael S. Davenport	/s/ Michelle L. Eldridge
Michael S. Davenport, Director	Michelle L. Eldridge, Director

/s/ Michael H. Price	/s/ David B. Ramaker
Michael H. Price, Chairman of the Board of Directors	David B. Ramaker, Director

/s/ Charles E. Christmas
Charles E. Christmas, Executive Vice President, Chief Financial Officer and Treasurer (principal accounting officer & principal financial officer)

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Mercantile’s Articles of Incorporation are incorporated by reference to Exhibit 3.1 of its Form 10-Q for the quarter ended June 30, 2009

4.2	Mercantile’s Amended and Restated By-laws dated as of February 26, 2015 are incorporated by reference to exhibit 3.1 of its Current Report on Form 8-K filed February 26, 2015

5	Opinion of Counsel, Dickinson Wright PLLC

23.1	Consent of BDO USA, LLP

23.2	Consent of Dickinson Wright PLLC is included in exhibit 5

24	Power of Attorney is included on the signature page of the registration statement

99	Mercantile Bank Corporation Stock Incentive Plan of 2023

107	Calculation of Registration Fee